Submission of Matters to a Vote of Shareholder

The Joint Annual Meeting of Shareholders of First Trust Value Line(r) Dividend Fund, First Trust/Four Corners Senior Floating Rate Income Fund, Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund, First
Trust/Value Line(r) & Ibbotson Equity Allocation Fund, and First Trust/Four Corners Senior Floating Rate Income Fund II was held on September 12, 2005. At the Annual Meeting the Fund's Board of Trustees, consisting of James A. Bowen, Niel B. Nielson,
Thomas R. Kadlec, Richard E. Erickson and David M. Oster, was elected to serve an additional one year term. The number of votes cast for James A. Bowen was 25,610,544, the number of votes withheld was 670,270 and the number of abstentions was 6,119,186. The number of votes cast for Niel B. Nielson was 25,580,248, the number of votes withheld was 700,566 and the number of abstentions was 6,119,186. The number of votes cast for Richard E. Erickson was 25,600,355, the number of votes withheld was 680,459 and the number of abstentions was 6,119,186. The number of votes cast for Thomas R. Kadlec was 25,617,441, the number of votes withheld was 663,373 and the number of abstentions was 6,119,186. The number of votes cast for David M. Oster was 25,605,849, the number of votes withheld was 674,965 and the number of abstentions was 6,119,186.